Exhibit 4.11

EXECUTION VERSION

______________

STOCK PURCHASE AGREEMENT

______________

Between

JETBLUE AIRWAYS CORPORATION

And

DEUTSCHE LUFTHANSA AG

Dated as of December 13, 2007

i

SECTION 7.01.	Survival of Representations, Warranties, Covenants and Agreements	28

ii

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

ARTICLE IX

SECTION 8.01.	Termination	30
SECTION 8.02.	Effect of Termination	31

GENERAL PROVISIONS

EXHIBIT

A	Registration Rights Agreement

SCHEDULES

iii

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 13, 2007, between JetBlue Airways Corporation, a Delaware corporation (the “Company”), and Deutsche Lufthansa AG, an aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Investor”).

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, pursuant to the terms and conditions set forth in this Agreement, 42,589,347 shares (the “Shares”) of the common stock, par value $0.01 per share (“Common Stock”), of the Company, representing 19.0% of the issued and outstanding Common Stock immediately following such issuance; and

WHEREAS, concurrently with Closing of the sale and purchase of the Shares, the Company will enter into a registration rights agreement with the Investor (the “Registration Rights Agreement”), substantially in the form attached hereto attached as Exhibit A, which shall contain certain transfer restrictions and registration rights with respect to the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Investor hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Assets” means the assets and properties of the Company and the Subsidiaries.

“Aviation Act” means the Transportation Code (as codified in 49 U.S.C. § 101, et seq.) and any rules and regulations promulgated thereunder, each as amended from time to time.

“beneficial ownership,” “beneficially owned” or “own beneficially” shall have the meaning set forth in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i)) of the Exchange Act.

“Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus (including change in control or other transaction bonus), stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, (a) to which the Company is a party, (b) with respect to which the Company has any obligation or (c) which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or Frankfurt, Germany.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time after the date hereof.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time after the date hereof.

“Class II Director” means a Director of the Company whose term expires in 2008 and shall stand for election at the 2008 Annual Meeting of Stockholders.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company’s Knowledge,” “Knowledge of the Company” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Schedule 1.01(a) as of the date of this Agreement without any implication of verification or investigation concerning such knowledge.

“Confidentiality Agreement” means that certain letter agreement, dated as of November 29, 2007, between the Company and the Investor.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Convertible Securities” means the (a) $175 million 3½% Convertible Notes due in 2033 issued pursuant to the Indenture, dated as of July 15, 2003, between the Company and Wilmington Trust Company, and (b) $250 million 3¾% Convertible Debentures due in 2035 issued pursuant to the Indenture, dated as of March 16, 2005, as supplemented by the First Supplemental Indenture, dated as of March 16, 2005, between the Company and Wilmington Trust Company.

“Director” means a member of the Board of Directors of the Company.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to the Investor in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“DOT” means the United States Department of Transportation and any successor thereto.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“FAA” means the United States Federal Aviation Administration and any successor thereto.

“Foreign Stock Record” shall have the meaning set forth in Section 3 of Article VII of the Bylaws.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any United States or non-United States, federal, national, supranational, state, provincial, municipal, local or other government, governmental, regulatory or administrative authority, agency or commission or, any non-governmental self-regulatory agency, instrumentality or commission, any stock exchange, or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indemnified Party” means an Investor Indemnified Party or a Company Indemnified Party, as the case may be.

“Indemnifying Party” means the Company pursuant to Section 7.02 and the Investor pursuant to Section 7.03, as the case may be.

“Institutional Buyer” means any of the persons listed in clauses (A) – (J) of Rule 13d-1(b)(1)(ii) of the Exchange Act.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

“Material Adverse Effect” means, where used with respect to the Company or any Subsidiary, any circumstance, event, change in or effect on the Company and the Subsidiaries that is materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole; provided, however, that any circumstance, event, change or effect arising out of or resulting from the following, either alone or in combination, shall not be considered in determining whether a Material Adverse Effect has occurred: (a) conditions that generally affect the airline industry (including legal and regulatory changes), or general economic or political conditions or circumstances, events, changes or effects affecting the U.S. or global securities, credit or financial markets generally, (b) changes in the market price or trading volume of the Common Stock, (c) the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including any actions of competitors, financing sources or strategic partners, (d) the failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (but not the underlying cause of such failure), (e) any change or announcement of a potential change in the rating of the Company by a credit rating agency or any equity analyst, (f) any adoption, implementation, proposal or change in any applicable Law or required change in GAAP or interpretation of any of the foregoing, (g) any circumstance, change or effect that results from any action taken pursuant to this Agreement or at request of the Investor and (h) acts of terrorism not directly targeting the Company or its assets or operations, war (whether or not declared) or armed hostilities or any escalations or worsening of such terrorism, acts of war or armed hostilities underway as of the date hereof.

“Material Contracts” means, as to the Company, any agreement required to be filed as an exhibit to a SEC Report and any and all amendments, modifications, supplements or restatements of such agreements.

“Non-Citizen” shall mean any Person who is not a “citizen of the United States” (as defined in 49 U.S.C. § 40102(a)(15) and administrative interpretations thereof issued by the DOT, as may be amended from time to time).

“Own or Control” shall mean (a) ownership of record, (b) beneficial ownership or (c) the power to direct, by agreement, agency or in any other manner, the voting of shares of Common Stock.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any Subsidiary, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets and (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record set forth in any state, local or municipal franchise of the Company and the Subsidiaries which do not materially interfere with the present use of the Assets.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Company in a written notice to the Investor at least two Business Days before the Closing.

“Rights Agreement” means the Preferred Stock Rights Agreement, dated as of April 1, 2002, between the Company and Equiserve Trust Company, N.A.

“Securities Act” means the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Stock Incentive Plan” means the JetBlue Airways Corporation Amended and Restated 2002 Stock Incentive Plan, as amended.

“Stock Plans” means the Stock Incentive Plan and the Stock Purchase Plan.

“Stock Purchase Plan” means the Amended and Restated Crewmember Stock Purchase Plan, dated April 2, 2007.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Subsidiaries” means (a) LiveTV, LLC, a Delaware limited liability company, (b) LiveTV International, Inc., a Delaware corporation and (c) BlueBermuda Insurance, LTD, a Bermuda corporation.

“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Additional Director”	5.10(d)
“Additional Director Class”	5.10(d)
“Additional Director Threshold”	5.10(d)
“Agreement”	Preamble
“Board”	2.04(e)
“Closing”	2.03
“Closing Date”	2.03
“Common Stock”	Recitals
“Company”	Preamble
“Company Aircraft”	3.13
“Company Notice of Election”	5.16(b)

“Company Offer”	5.16(a)
“Company Offer Notice”	5.16(a)
“Company Offer Period”	5.16(b)
“Company Offer Price”	5.16(a)
“Company Offered Shares”	5.16(a)
“Company Indemnified Party”	7.03
“Exon-Florio Provision”	3.05
“Fitness Filing”	3.01(b)
“Investor”	Preamble
“Investor Director”	5.09
“Investor Indemnified Party”	7.02
“Minimum Threshold”	5.10(a)
“New Securities”	5.15(a)
“Notice of Issuance”	5.15(b)
“Loss”	7.02
“Permits”	3.09(b)
“Preferred Stock”	3.03(a)
“Purchase Price”	2.02
“Registration Rights Agreement”	Recitals
“SEC Reports”	3.06(a)
“Shares”	Recitals
“Third Party Claim”	7.05(b)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to the Investor, and the Investor shall purchase, accept and acquire from the Company, the Shares.

SECTION 2.02. Purchase Price. The purchase price for the Shares shall be an amount equal to the number of Shares multiplied by $7.27 (the “Purchase Price”).

SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on either (a) the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VI or (b) at such other time and day as the Company and the Investor may mutually agree upon in writing (the “Closing Date”).

SECTION 2.04. Closing Deliveries by the Company . At the Closing, the Company shall deliver or cause to be delivered to the Investor:

(a) stock certificates evidencing the Shares registered in the name of the Investor, which stock certificates may have a legend as provided in Section 5.06;

(b) executed counterpart of the Registration Rights Agreement;

(c) a receipt for the Purchase Price;

(d) evidence of the execution of an amendment to the Rights Agreement to exempt the applicability of the provisions thereof to the transactions contemplated hereby;

(e) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company (the “Board”) evidencing its authorization of the execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby and approving the appointment of the Investor Director as set forth in Section 5.09;

(f) a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 6.02(a); and

(g) evidence of entry of the Shares on the Foreign Stock Record.

SECTION 2.05. Closing Deliveries by the Investor. At the Closing, the Investor shall deliver to the Company:

(a) the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) executed counterpart of the Registration Rights Agreement;

(c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Investor, of the resolutions duly and validly adopted by the Board of Directors of the Investor evidencing its authorization of the execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby; and

(d) a certificate of a duly authorized officer of the Investor certifying as to the matters set forth in Section 6.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

As an inducement to the Investor to enter into this Agreement, except as set forth in the Disclosure Schedule or disclosed in the SEC Reports filed prior to the date hereof, the Company hereby represents and warrants to the Investor, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01. Organization, Authority and Qualification of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Registration Rights Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and upon its execution and delivery at the Closing, the Registration Rights Agreement shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Investor) this

Agreement constitutes and, upon its execution the Registration Rights Agreement shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to the effect of general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) The Company, subject to the fitness filing required by 14 C.F.R. § 204 in connection with the transactions contemplated hereby (the “Fitness Filing”), (i) is an “air carrier” within the meaning of 49 U.S.C. § 40102(a)(2); (ii) holds certificates of public convenience and necessity issued by the Secretary of Transportation pursuant to 49 U.S.C. §40102(a) and an air carrier operating certificate issued by the FAA pursuant to 14 C.F.R. Parts 119 and 121 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo; and (iii) is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15).

SECTION 3.02. Organization, Authority and Qualification of the Subsidiaries. Each Subsidiary is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all necessary corporate or limited liability company power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as currently conducted by such Subsidiary and (c) is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except, in the case of clause (c), to the extent that the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.03. Capitalization; Ownership of Shares.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of December 7, 2007, (i) 181,565,113 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, (ii) 12,466,782 shares of Common Stock are reserved for issuance pursuant to employee stock options and restricted stock units granted pursuant to the Stock Incentive Plan, (iii) 20,076,846 shares of Common Stock are reserved for issuance pursuant to the Stock Purchase Plan, (iv) zero shares of Preferred Stock are issued and outstanding and (v) 20,796,381 shares of Common Stock are reserved for issuance pursuant to the Convertible Securities. Except for the Stock Plans or as set forth in Section 3.03(a) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Company or any Subsidiary to issue, sell or purchase any shares of Common Stock, or any other interest in, the Company. The Shares, when issued, paid for and delivered in accordance with the terms of this Agreement, will be fully paid and nonassessable and the Investor will own the Shares free and clear of all Encumbrances. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary are owned by the Company, directly or indirectly, free and clear of any Encumbrances, and all of such shares or equity ownership interests have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights. Except as set forth in Section 3.03(b) of the Disclosure Schedule, no Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock or any other equity ownership interests in any Subsidiary.

SECTION 3.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings, approvals and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Investor or any of its Affiliates, the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company do not and will not (a) violate, conflict with or result in the breach of the Charter or Bylaws or similar organizational documents of any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Company or any Subsidiary or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement or (ii) otherwise, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.05 of the Disclosure Schedule, (b) the premerger notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any other relevant jurisdiction, (c) the requirements of Section 721 of Title VII of the Defense Production Act of 1950, as amended, and any rules and regulations promulgated thereunder (the “Exon-Florio Provision”), (d) the Fitness Filing, (e) any required filing with, and any approvals required under, any rules and regulations of the NASDAQ Global Select Market, (f) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement and the Registration Rights Agreement and would not, individually or in the aggregate, have a Material Adverse Effect, or (g) as may be necessary as a result of any facts or circumstances relating solely to the Investor or any of its Affiliates.

SECTION 3.06. SEC Reports; Sarbanes-Oxley Act.

(a) Since December 31, 2004, the Company has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the Securities Act or the Exchange Act (all such reports, proxy statements, registration statements and other materials are collectively referred to herein as the “SEC Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, the SEC Reports (i) complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, as of the date of filing thereof with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries (except as may be indicated in such statements or the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (including, in each case, in any notes thereto, and subject, in the case of unaudited statements, to normal period-end adjustments).

(c) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Report. The Company and its Subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files with the SEC is communicated to the Company’s principal executive officer and principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are designed to be effective in timely alerting the Company’s principal executive officer and its principal financial officer to information required to be included in the Company’s periodic reports required under the Exchange Act.

(d) The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.07. Conduct in the Ordinary Course. Since June 30, 2007, except as set forth in Section 3.07 of the Disclosure Schedule, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business, (b) and none of the Company or any Subsidiary has taken any action that, if taken after the date hereof and prior to Closing, would constitute a violation of Section 5.01(a)-(d), and (c) there has not been a Material Adverse Effect.

SECTION 3.08. Litigation. There is no Action by or against the Company or any Subsidiary pending before any Governmental Authority or, to the Knowledge of the Company, threatened that would have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement, the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby. Neither the Company nor any Subsidiary nor any Asset is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement or would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.09. Compliance with Laws; Permits.

(a) Except as set forth in Section 3.09(a) of the Disclosure Schedule and as would not (i) adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement or (ii) otherwise, individually or in the aggregate, have a Material Adverse Effect, the Company and the Subsidiaries conduct their respective businesses in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary and neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order.

(b) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10. Employee Matters.

(a) Section 3.10(a) of the Disclosure Schedule lists all Benefit Plans as of the date hereof. The Company does not maintain any employee benefit plan for which the Company could incur liability under Section 4069 of ERISA or any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA.

(b) Each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. The Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and, to the Company’s Knowledge, there is no material default or violation by any party to, any Benefit Plan. No Action is pending or, to the Knowledge of the

Company, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course of business) and, to the Knowledge of the Company, no fact or event exists that could give rise to any such Action.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Benefit Plan for which determination letters are currently available that the Benefit Plan is so qualified and each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust.

SECTION 3.11. Labor Matters. There are no collective bargaining agreements or other labor union contracts with respect to the employees of the Company, and there are no organizational campaigns or petitions seeking recognition of a collective bargaining unit which could affect the Company.

SECTION 3.12. Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule, and except for matters that would not, individually or in the aggregate, have a Material Adverse Effect, (a) all Tax Returns required to have been filed by or with respect to the Company or any Subsidiary have been timely filed (taking into account any extension of time to file granted or obtained), (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid, (c) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any Subsidiary that has not been satisfied by payment, settled or withdrawn and (d) there are no Tax liens on any assets of the Company or any Subsidiary (other than Permitted Encumbrances).

SECTION 3.13. Aircraft. All aircraft owned or leased by the Company (each, a “Company Aircraft”) are in airworthy condition and are being maintained according to applicable FAA standards and the FAA-approved maintenance program of the Company, except for any Company Aircraft that is not in airworthy condition or any failures to maintain Company Aircraft as would not, individually or in the aggregate, have a Material Adverse Effect. Each Company Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Company Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness. Since December 31, 2004 and prior to the date hereof, there has been no prohibition or suspension of the operation of a Company Aircraft, including as a result of action taken by the FAA or the DOT.

SECTION 3.14. Insurance. The Company and the Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

SECTION 3.15. Brokers. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Registration Rights

Agreement based upon arrangements made by or on behalf of the Company. The Company shall be solely responsible for payment of the fees and expenses of Morgan Stanley & Co. Incorporated.

SECTION 3.16. Rights Agreement. The Company has taken all actions necessary to provide that the rights exercisable pursuant to the Rights Agreement will not be triggered as a result of the transactions contemplated by this Agreement and the Shares to be delivered at Closing to the Investor shall not be considered for purposes of determining whether the Investor or any of its Affiliates shall be an “Acquiring Person” thereunder.

SECTION 3.17. Anti-Takeover Provisions. The Board has taken all necessary action so that the provisions of Section 203 of the General Corporation Law of the State of Delaware do not apply to the transactions contemplated hereby.

SECTION 3.18. Amendment to the Bylaws. On or prior to the date hereof, the Company has amended the Bylaws to enable the Investor to register the Shares on the Foreign Stock Record upon the execution of this Agreement.

SECTION 3.19. Disclaimer of the Company. (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE COMPANY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE SUBSIDIARIES, THE SHARES OR ANY OF THE ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY AFTER THE CLOSING AND (B) NONE OF THE COMPANY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE INVESTOR OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE INVESTOR, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE INVESTOR’S USE OF, ANY INFORMATION RELATING TO THE COMPANY, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE INVESTOR, WHETHER ORALLY OR IN WRITING, IN MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED BY OR ON BEHALF OF THE INVESTOR OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE INVESTOR

As an inducement to the Company to enter into the Agreement, the Investor hereby represents and warrants to the Company as of the date hereof as follows:

SECTION 4.01. Organization and Authority of the Investor. The Investor is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has all necessary corporate power and authority to enter into this Agreement and the Registration Rights Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Investor is duly licensed or qualified to do business and, where applicable, is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Investor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement. The execution and delivery by the Investor of this Agreement and the Registration Rights Agreement, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Investor. This Agreement has been, and upon its execution the Registration Rights Agreement shall have been, duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and upon its execution the Registration Rights Agreement shall constitute, legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to the effect of general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

SECTION 4.02. No Conflict. Assuming compliance with the premerger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Investor, (b) conflict with or violate any Law or Governmental Order applicable to the Investor or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the premerger notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any other relevant jurisdiction, (b) the requirements of the Exon-Florio Provision, (c) the Fitness Filing, (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Investor of the transactions contemplated by this Agreement and the Registration Rights Agreement, or (e) as may be necessary as a result of any facts or circumstances relating solely to the Company or any of its Affiliates.

SECTION 4.04. Investment Purpose. The Investor is acquiring the Shares solely for the purpose of investment and not with (a) a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws or (b) the purpose of obtaining “actual control” (as defined in the Aviation Act) of the Company. The Investor agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

SECTION 4.05. Sophistication and Financial Condition of the Investor. The Investor is (a) an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, (b) a sophisticated investor and, (c) by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Shares. The Investor has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby. The Investor is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.

SECTION 4.06. Financing. The Investor has, or will have on or prior to the Closing, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby.

SECTION 4.07. Litigation. As of the date hereof, no Action by or against the Investor is pending or, to the best knowledge of the Investor, threatened, which could affect the legality, validity or enforceability of this Agreement, the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.08. Ownership. Neither the Investor nor any of its Affiliates Owns or Controls any shares of Common Stock.

SECTION 4.09. Brokers. Except for Perella Weinberg Partners LP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor. The Investor shall be solely responsible for payment of the fees and expenses of Perella Weinberg Partners LP.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing. The Company covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the Closing, the Company shall, and shall cause each Subsidiary to, conduct its business in the ordinary course in all material respects. Except as described in Section 5.01 of the Disclosure Schedule, the Company covenants and agrees that, between the date hereof and the Closing, without the prior written consent of the Investor, neither the Company nor any Subsidiary will:

(a) adopt or propose any change to its Charter or Bylaws;

(b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person outside of the ordinary course of business;

(c) sell, lease, license or otherwise dispose of any material assets or property except (i)(A) pursuant to existing contracts or commitments or (B) in the ordinary course of business; or (ii) the purchase, sale or lease of, or the making of commitments to purchase, sell or lease, aircraft in the ordinary course of business;

(d) issue or sell any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, other than (i) grants or sales of Common Stock, restricted stock units, or options to purchase Common Stock pursuant to the Stock Plans in the ordinary course of business or in connection with any new hires, (ii) shares of Common Stock issued upon exercise or vesting of employee stock options or restricted stock units that are outstanding at the date hereof or upon exercise or vesting of employee stock options or restricted stock units that are granted after the date hereof pursuant to the Stock Plans in the ordinary course of business, or (iii) shares of Common Stock issued upon conversion of any convertible securities outstanding as of the date hereof; or

(e) agree to take any of the actions specified in Sections 5.01(a)-(d), except as contemplated by this Agreement and the Registration Rights Agreement.

SECTION 5.02. Access to Information. From the date of this Agreement and through the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel, and shall cause its Subsidiaries and each of its Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, and representatives of the Investor reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company and each of its Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of the Company and of each of its Subsidiaries who have any knowledge relating to the Company, or any of its Subsidiaries and (b) furnish to the officers, employees, agents, accountants, counsel and representatives of the Investor such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, its Subsidiaries and their respective businesses as the Investor may from time to time reasonably request. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Investor if such disclosure would, in the Company’s sole discretion, (i) cause significant competitive harm to its business and the business of its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

SECTION 5.03. Confidentiality. All information furnished to a party or its advisor by a party or its advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

SECTION 5.04. Further Action; HSR Notification.

(a) Each of the Company and the Investor shall use its reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (i) to obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated hereby, (ii) promptly making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement required under applicable Law and (iii) taking action to attempt to vacate, lift, reverse or overturn any Governmental Order that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event will the Investor or the Company be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, or take any other action that, in the reasonable judgment of the Investor or the Company, as applicable, could be expected to limit the right of the Investor or the Company to own or operate all or any portion of their respective businesses or assets.

(b) Without limiting the generality of the foregoing, each of the Investor and the Company agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act or the antitrust legislation of any other relevant jurisdiction and 14 C.F.R. § 204 with respect to the transactions contemplated by this Agreement within 10 Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, the antitrust legislation of any other relevant jurisdiction and 14 C.F.R. § 204. The parties shall, as promptly as reasonably practicable following the date hereof, submit the voluntary notice of the Issuance to the Chairman of the Committee on Foreign Investment in the United States provided for in 31 C.F.R. §§ 800.401-.402 and pursuant to the Exon-Florio Provision, and each of the parties hereto shall make such additional filings and submissions as may be reasonably advisable under the Exon-Florio Provision in respect of the Issuance. Any filing fees payable in connection with filings pursuant to this Section 5.04(b) will be borne by the Investor.

(c) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with obtaining the relevant approvals, consents or expiration of the waiting periods, including under the HSR Act and the Exon-Florio Provision.

Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Shares or Assets, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege or confidentiality concerns; however, both parties shall assess on a case-by-case basis in good faith whether the redacted information may be exchanged between outside competition counsel for the purpose of any merger control proceedings.

SECTION 5.05. Notice of Developments. Prior to the Closing, (a) the Company shall promptly notify the Investor in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company in this Agreement or which could have the effect of making any representation or warranty of the Company in this Agreement untrue or incorrect in a material respect and (b) the Investor shall promptly notify the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Investor in this Agreement or which could have the effect of making any representation or warranty of the Investor in this Agreement untrue or incorrect in a material respect.

SECTION 5.06. Legends.

(a) Certificates for the Shares shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR LAWS. THIS CERTIFICATE IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS (I) ON TRANSFER AND OTHER PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT, DATED AS OF [________], 2008, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH JETBLUE AIRWAYS CORPORATION AND (II) SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF JETBLUE AIRWAYS CORPORATION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR

OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE NULL AND VOID.

THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER HEREOF TO CERTAIN RIGHTS AS SET FORTH IN A RIGHTS AGREEMENT BETWEEN JETBLUE AIRWAYS CORPORATION AND EQUISERVE, AS THE RIGHTS AGENT, DATED AS OF APRIL 1, 2002, (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF JETBLUE AIRWAYS CORPORATION UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, SUCH RIGHTS WILL BE EVIDENCED BY SEPARATE CERTIFICATES AND WILL NO LONGER BE EVIDENCED BY THIS CERTIFICATE. JETBLUE AIRWAYS CORPORATION WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF THE RIGHTS AGREEMENT WITHOUT CHARGE AFTER RECEIPT OF A WRITTEN REQUEST THEREFORE. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID.”

(b) Any holder of Shares may request the Company to remove any or all of the legends described in this Section 5.06 from the certificates evidencing such Shares by submitting to the Company such certificates, together with an opinion of counsel reasonably satisfactory to the Company to the effect that such legend or legends are no longer required under the Securities Act or any other applicable Laws, as the case may be.

SECTION 5.07. Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares or another security of like tenor, as the case may be.

SECTION 5.08. Authorization for Listing. The Company shall cause the Shares to be authorized for listing on the NASDAQ Global Select Market upon notice of issuance.

SECTION 5.09. Initial Board Representation. As soon as practicable following the Closing, the Company will take such actions as may be necessary to appoint an individual proposed by the Investor prior to Closing and reasonably acceptable to the Company (together with any individual nominated as a replacement or successor pursuant to the terms of this Agreement, the “Investor Director”) to the Board and the Investor Director shall be classified as a Class II Director.

SECTION 5.10. Continuing Board Representation.

(a) As long as the Investor owns Shares constituting at least 10% of the outstanding Common Stock (the “Minimum Threshold”), the parties hereto shall exercise all authority under applicable Law to cause any slate of Directors presented by the Company to the stockholders of the Company for election to the Board to consist of such nominees that, if elected, would result in a Board that included one, and only one, individual designated by the Investor.

(b) If the Investor’s ownership percentage falls below the Minimum Threshold, the Company shall have no obligation pursuant to this Agreement to cause any slate of Directors presented to the stockholders of the Company for election to the Board to include any nominee designated by the Investor.

(c) If the Investor’s ownership percentage falls below the Minimum Threshold, upon the Company’s written request, the Investor shall use its best efforts to cause the Investor Director to promptly, and in any event within five days of receipt of such request from the Company, deliver an irrevocable letter of resignation to the Company setting forth his or her resignation from the Board, effective as of the date of such letter.

(d) If, at any time after the twelve-month anniversary of the Closing Date, the Investor owns Shares constituting at least 15% of the outstanding Common Stock (the “Additional Director Threshold”), the Company shall reasonably consider any individual proposed by the Investor to fill a vacancy that may exist from time to time on the Board. The Company may, in its reasonable discretion, appoint such individual to the Board to fill such vacancy (any individual appointed pursuant to this Section 5.10(d), together with any individual nominated as a replacement or successor pursuant to the terms of this Agreement, the “Additional Director”) and classify the Additional Director as a member of such class of Directors as the Company deems appropriate at the time of such appointment (the “Additional Director Class”). Following the appointment of the Additional Director, so long as the Investor owns Shares in excess of the Additional Director Threshold, the parties shall exercise all authority under applicable Law to cause any slate of Directors for the Additional Director Class to include the Additional Director. If such Additional Director is elected to the Board, and the Investor’s ownership percentage falls below the Additional Director Threshold, upon the Company’s written request, the Investor shall use its best efforts to cause the Additional Director to promptly, and in any event within five days of receipt of such request from the Company, deliver an irrevocable letter of resignation to the Company setting forth his or her resignation from the Board, effective as of the date of such letter.

SECTION 5.11. Resignations and Replacements. Subject to Section 5.10, if any Investor Director ceases to serve as a Director for any reason, the Investor shall have the sole right to nominate an individual to fill the vacancy created by such Director; provided, that such individual shall only be elected to the Board in accordance with the provisions of the Charter and Bylaws, any applicable Laws and this Agreement.

SECTION 5.12. Approval of Director Nominees. Any individual designated by the Investor pursuant to Sections 5.09, 5.10 and 5.11, shall be reasonably acceptable to the Company.

SECTION 5.13. Certain Investor Actions.

(a) Except as set forth herein, neither the Investor nor any of its Affiliates shall, without the prior written approval of the Company, directly or indirectly:

(i) seek or propose to control (including “actual control” as defined in the Aviation Act) the management or policies of the Company (other than through the Investor Director in the exercise of his or her fiduciary duties as a Director), make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC), in opposition to any proposal made by the Company, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company or any Subsidiary;

(ii) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions) which would require public disclosure by the Company of such proposal or offer, any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any Subsidiary or any of their securities or assets;

(iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Exchange Act, as amended, in connection with any of the foregoing; or

(iv) request the Company, directly or indirectly, in a manner which would require public disclosure by the Company to amend or waive any provision of this Section 5.13.

(b) Notwithstanding the foregoing, nothing in this Section 5.13 shall limit in any way the right of the Investor to vote the Shares at any annual or special meeting of the stockholders of the Company in its sole discretion.

(c) The Investor’s obligations under this Section 5.13 shall terminate immediately when the Investor and its Affiliates beneficially own less than 10% of the outstanding Common Stock.

SECTION 5.14. Acknowledgement of Restrictions. The Investor acknowledges and agrees that the Shares shall be subject to the provisions concerning Non-Citizen ownership of Common Stock set forth in the Charter and Bylaws.

SECTION 5.15. Rights to Purchase Additional Shares of Common Stock. (a) In the event that the Company proposes to issue shares of Common Stock on or prior to the twelve-month anniversary of the Closing Date to a third party at a price per share below the per Share price reflected in the Purchase Price (as may be equitably adjusted to reflect any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock after the date hereof) (the “New Securities”), the Investor shall have the right to purchase from the Company, in accordance with paragraph (b) below, a number of New Securities such that, after giving effect to the proposed issuance of New Securities, including New Securities issued to the Investor pursuant to this Section 5.15, the Investor would own the same percentage of the issued and outstanding Common Stock as it owned prior to such issuances. The rights of the Investor under this Section 5.15(a) shall terminate if unexercised within the timeframe referred to in the Notice of Issuance.

(b) In the event the Company proposes to issue New Securities, the Company shall give the Investor as much prior written notice as is reasonably practicable considering the circumstances of the proposed offering of New Securities of its intention to issue such New Securities, including the price per share of the New Securities or the proposed ranges of prices per share of the New Securities, the proposed date of issuance of the New Securities, the time by which the Investor must notify the Company that it intends to exercise its right to acquire any New Securities pursuant to Section 5.15(a) and all other material terms and conditions of such issuance (the “Notice of Issuance”). The Investor shall, prior to the time specified in the Notice of Issuance, agree to purchase all or a portion of the New Securities it is entitled to purchase pursuant to Section 5.15(a) above, for cash and otherwise upon the terms specified in the Notice of Issuance, by giving written notice to the Company, and stating therein its agreement to purchase New Securities and the quantity of New Securities to be purchased by the Investor. Any shares of Common Stock purchased in accordance with this Section 5.15 shall be considered Shares for all purposes of this Agreement.

(c) Notwithstanding the foregoing, nothing in this Section 5.15 shall entitle the Investor to purchase any shares of Common Stock that would result in the Company ceasing to (i) qualify as an “air carrier” within the meaning of 49 U.S.C. § 40102(a)(2), and (ii) be a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15).

SECTION 5.16. Right of First Refusal. (a) If, at any time, the Investor desires to sell or transfer to any one third party, other than to an Institutional Buyer, either directly or indirectly through “block sale” or “block trade” by or through a bank, broker or dealer, Shares representing more than 25% of the Shares, the Investor shall first deliver a written notice (a “Company Offer Notice”) thereof to the Company, which notice shall set forth all of the material terms and conditions on which the Investor offers to sell or transfer such Shares (the “Company Offer”), including, without limitation, the identity of the proposed purchaser, the number of Shares to be sold or transferred (the “Company Offered Shares”) and the purchase price per Share, (the “Company Offer Price”).

(b)(i) The receipt of a Company Offer Notice by the Company shall constitute an exclusive offer by the Investor to sell to the Company all (and only all) of the Company Offered Shares at the Company Offer Price. Such offer shall remain open and irrevocable until expiration of 10 Business Days after receipt of such Company Offer Notice by the Company (the “Company Offer Period”). At any time prior to expiration of the Company Offer Period, the Company shall have the right to accept the Company Offer as to all (and only all) of the Company Offered Shares by giving a written notice of election (the “Company Notice of Election”) to the Investor.

(ii) If the Company delivers the Company Notice of Election to the Investor prior to expiration of the Company Offer Period, the Company shall purchase from the Investor and the Investor shall sell to the Company, the Company Offered Shares. The price per share to be paid by the Company shall be the Company Offer Price payable in accordance with the terms of the Company Offer. In the event the Company does not deliver during the Company Offer Period a Company Notice of Election, the Investor may sell the Company Offered Shares in accordance with Section 5.16(d).

(c) If the Company delivers a Company Notice of Election during a Company Offer Period, the Company and the Investor shall select, for consummation of the sale of the Company Offered Shares to the Company, a date not later than 30 days (or longer, if required by Law or applicable regulatory approval or notice requirements) after expiration of the Company Offer Period. At the consummation of such sale, the Investor shall, against delivery by the Company of the Company Offer Price multiplied by the number of Shares being purchased by the Company, deliver to the Company certificates representing Company Offered Shares being sold free and clear of any and all Encumbrances.

(d) In the event that (x) the Company shall have received a Company Offer Notice from the Investor but the Investor shall not have received a Company Notice of Election prior to expiration of the Company Offer Period or (y) the Company shall have given a Company Notice of Election to the Investor but shall have failed to consummate, solely as a result of the fault of the Company, the purchase of the Company Offered Shares within the time frame specified in paragraph (c) above, then nothing in this Section 5.16 shall limit the right of the Investor thereafter to sell the Company Offered Shares; provided that:

(i) the total number of Shares sold by the Investor to a third party shall be not more than the number of Company Offered Shares specified in the Company Offer Notice; and

(ii) all the Shares that are sold or otherwise disposed of by the Investor are sold (A) within 60 days (or longer, if required by Law or applicable regulatory approval or notice requirements) after expiration of the Company Offer Period, (B) at an amount not less than the Company Offer Price included in the Company Offer Notice and (C) on terms not more favorable to the purchaser than those specified in the Company Offer Notice.

(e) This Section 5.16 shall terminate, and no longer be of any force or effect, upon the Investor becoming the owner of less than 5% of the issued and outstanding Common Stock. In addition, nothing in this Agreement shall be deemed to prohibit the Investor from tendering any Shares in a tender or exchange offer made by a third party to all of the holders of the outstanding shares of Common Stock.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) the representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated and the Company has not received formal or informal indications, in the reasonable opinion of the Company, from the DOT that, following consummation of the transactions contemplated by this Agreement, the Company will not continue to qualify as an “air carrier” within the meaning of 49 U.S.C. § 40102(a)(2);

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Registration Rights Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d) Authorization for Listing. The Shares shall have been authorized for listing on the NASDAQ Global Select Market upon notice of issuance.

SECTION 6.02. Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification contained therein, other than with respect to the representation in Section 3.07(c), as to which such limitation shall apply) as of the date of this Agreement and as of the Closing Date, except to the extent that such representations or warranties are made as of another date, in which case such representations or warranties shall be true and correct as of such date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Company at or before the Closing shall have been complied with in all material respects, except where the failure of such representations and warranties described in clause (i) above to be true and correct would, individually or in the aggregate, not have a Material Adverse Effect;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated and the Company has not received formal or informal indications, in the reasonable opinion of the Investor, from the DOT that, following consummation of the transactions contemplated by this Agreement, the Company will not continue to qualify as an “air carrier” within the meaning of 49 U.S.C. § 40102(a)(2); and

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Registration Rights Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Survival of Representations, Warranties, Covenants and Agreements. (a) The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and expire on the first anniversary of the Closing Date, and (b) all covenants and agreements contained in this Agreement shall survive in accordance with their terms, except for the covenants and agreements that are required to be performed prior to the Closing, which shall terminate at the Closing.

SECTION 7.02. Indemnification by the Company. The Investor and its Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investor Indemnified Party”) shall be indemnified and held harmless by the Company for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them without duplication of any other recovery (hereinafter, a “Loss”), arising out of or resulting from: (a) the breach of any representation or warranty made by the Company contained in this Agreement; or (b) the breach of any covenant or agreement by the Company contained in this Agreement.

SECTION 7.03. Indemnification by the Investor. The Company and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Company Indemnified Party”) shall be indemnified and held harmless by the Investor for and against any and all Losses, arising out of or resulting from: (a) the breach of any representation or warranty made by the Investor contained in this Agreement; or (b) the breach of any covenant or agreement by the Investor contained in this Agreement.

SECTION 7.04. Limits on Indemnification.

(a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 7.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Company arising out of or resulting from the causes set forth in Section 7.02(a) shall be an amount equal to the Purchase Price and neither party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

(c) For all purposes of this Article VII, (i) “Losses” shall be net of any insurance or other recoveries actually received by, or Tax benefits available to, the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) the payment of Losses shall be treated as an adjustment to the Purchase Price.

(d) For purposes of determining the failure of any representations or warranties to be true and correct, and calculating Losses hereunder, any “materiality” or “Material Adverse Effect” qualifications in the representations and warranties shall be disregarded.

SECTION 7.05. Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VII, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that such failure adversely affects the ability of the Indemnifying Party to defend Third Party Claims. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate with separate counsel or (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third

Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim (subject to the next sentence) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 7.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. Neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.

SECTION 7.06. Remedies. The Investor and the Company acknowledge and agree that (a) following the Closing, except for fraud, the indemnification provisions of Section 7.02 and Section 7.03 shall be the sole and exclusive remedies of the Investor and the Company for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and (b) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Investor or the Company, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

SECTION 7.07. Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Article VII, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights, if any, of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights. In any case where an Indemnified Party recovers from a third party any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to this Article VII, such Indemnified Party shall promptly pay over to the Indemnifying Party an amount equal to (a) the amount so recovered (after deducting therefrom the amount of expenses incurred by the Indemnified Party in procuring such recovery), minus (b) the excess, if any, of (i) the amount of the Loss over (ii) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Company or the Investor if the Closing shall not have occurred by March 31, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable; or

(c) by the mutual written consent of the Company and the Investor.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void except for Section 5.03, this Section 8.02 and Article IX and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 9.01 and (b) that nothing herein shall relieve either party from liability for any material breach of this Agreement occurring prior to such termination.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Company:

JetBlue Airways Corporation

118-29 Queens Boulevard

Forest Hills, NY 11375

Facsimile: (718) 709-3631

Attention: General Counsel

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile: (212) 848-7179

Attention: Peter D. Lyons, Esq.

(b)	if to the Investor:

Deutsche Lufthansa AG

Von-Gablenz-Strasse 2-6

50679 Köln

Germany

Facsimile: 49-69-696-91305

Attention: General Counsel

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue, NW

Washington, DC 20006

Facsimile: (202) 663-6363

Attention: Stephen P. Doyle, Esq.

SECTION 9.03. Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05. Entire Agreement. This Agreement, the Registration Rights Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Investor with respect to the subject matter hereof and thereof.

SECTION 9.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company or the Investor (which consent may be granted or withheld in the sole discretion of the Company or the Investor), as the case may be.

SECTION 9.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and the Investor or (b) by a waiver in accordance with Section 9.08.

SECTION 9.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VII relating to Indemnified Parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 9.11. Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.

SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

SECTION 9.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic means) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
By:	/s/ Mark Powers
Name:
Title:

DEUTSCHE LUFTHANSA AG
By:	/s/ Stephan Gemkow
Name: Stephan Gemkow
Title: Member of the Executive Board and Chief Financial Officer

By:	/s/ Nicolai von Ruckteschell
Name: Nicolai von Ruckteschell
Title: Senior Vice President and General Counsel

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Exhibit A

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__________], 2008, is by and between JETBLUE AIRWAYS CORPORATION, a Delaware corporation (the “Company”), and DEUTSCHE LUFTHANSA AG, a German corporation (the “Purchaser”).

The Company has agreed, on the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated as of December 13, 2007 (the “Stock Purchase Agreement”), to issue and sell to the Purchaser shares of the Company’s common stock (the “Common Stock”), par value $0.01 per share (the “Shares”).

In order to induce the Purchaser to enter into the Stock Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act, and under applicable state securities laws.

In consideration of the Purchaser entering into the Stock Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings specified:

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Commission is closed or on which banks in the City of New York are required or authorized by law to be closed.

“Commission” means the United States Securities and Exchange Commission.

“Effective Date” means the date on which any Registration Statement is declared effective by the Commission.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

“Filing Date” means sixty (60) days after the Closing Date.

“Holder” means any person owning Registrable Securities, including initially the Purchaser and thereafter any permitted assignee thereof.

“Losses” shall have the meaning set forth in Section 5(a).

“Registrable Securities” means the Shares, together with any shares of capital stock of the Company issued or issuable with respect the Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

“Registration Statement” means any registration statement on Form S-3 filed by the Company with the Commission pursuant to Section 2 hereof.

“Required Effectiveness Date” means the date ninety (90) days after the Closing Date or, if the Registration Statement becomes subject to review by the Commission staff, the date one hundred twenty (120) days after the Closing Date.

“Rule 144” shall have the meaning set forth in Section 2(b).

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on The NASDAQ Global Market (or any successor thereto), or (c) if trading ceases to occur on The NASDAQ Global Market (or any successor thereto), any Business Day.

“Trading Market” means The NASDAQ Global Market or any other Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

Capitalized terms used herein and not otherwise defined shall have the respective meanings specified in the Stock Purchase Agreement.

2. REGISTRATION.

(a) Filing of Registration Statement. The Company shall prepare and file with the Commission, on or prior to the Filing Date, a Registration Statement as a “shelf” registration statement under Rule 415 under the Securities Act covering the resale of the Registrable Securities. The Registration Statement shall include a Plan of Distribution that permits the sale or other disposition of the Registrable Securities in accordance with the intended methods of distribution of each Holder, as specified by each Holder in writing to the Company.

(b) Effectiveness. The Company shall use all commercially reasonable efforts to cause the Registration Statement to become effective prior to the earlier of (i) the Required Effectiveness Date or (ii) the date which is five (5) Business Days after the date on which the Company learns that no review of the Registration Statement will be made by the staff of the Commission or the staff of the Commission has no further comments on the Registration Statement, as the case may be. The Company will submit to the Commission, within three (3) Business Days after the Company learns that no review of the Registration Statement will be made by the staff of the Commission or the staff of the Commission has no further comments on the Registration Statement, as the case may be, a request for acceleration of the effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request. The Company shall use its commercially reasonable efforts to maintain the effectiveness of

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the Registration Statement filed pursuant to Section 2(a) until the earlier to occur of (i) the date on which all of the Registrable Securities have been sold pursuant to either the Registration Statement or Rule 144 under the Securities Act (“Rule 144”) or (ii) the date on which all of the Registrable Securities remaining to be sold under the Registration Statement (in the reasonable opinions of counsel to the Company and counsel to the Purchaser) may be immediately resold to the public under Rule 144(k) under the Securities Act or any successor provision.

3. OBLIGATIONS OF THE COMPANY.

In addition to performing its obligations hereunder, including without limitation those pursuant to Section 2 above, the Company shall:

(a) by 9:30 a.m. New York time on the Business Day following the Effective Date, file with the Commission pursuant to Rule 424 under the Securities Act a base prospectus;

(b) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act or to maintain the effectiveness of the Registration Statement, or as may be reasonably requested by a Holder prior to three (3) Business Days of the proposed filing date in order to incorporate information concerning such Holder or such Holder’s intended method of distribution;

(c) cause the Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(d) so long as a Registration Statement is effective covering the resale of the applicable Registrable Securities owned by a Holder, furnish to such Holder such number of copies of the prospectus included in the Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request in order to facilitate the disposition of such Holder’s Registrable Securities;

(e) use all commercially reasonable efforts to (i) register or qualify the Registrable Securities under the securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested from time to time by a Holder, and (ii) do any and all other acts or things which may reasonably be necessary or advisable to enable such Holder to consummate the public sale or other disposition of the Registrable Securities in such jurisdictions; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

(f) subject to Section 3(h), notify each Holder after becoming aware of the occurrence of any event as a result of which the prospectus included in the Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and as promptly as reasonably practicable prepare and file with the Commission and furnish to each Holder a reasonable number of copies of a supplement or an amendment to such prospectus as may be necessary so that such prospectus does not contain an

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untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(g) use all commercially reasonable efforts to prevent the issuance of any stop order or other order suspending the effectiveness of the Registration Statement and, if such an order is issued, to use all commercially reasonable efforts obtain the withdrawal thereof at the earliest possible time and to notify each Holder in writing of the issuance of such order and the resolution thereof;

(h) notify each Holder in the event that, in the judgment of the Company, it is advisable to suspend use of a prospectus included in the Registration Statement due to pending material developments or other events as to which the Company believes it would be detrimental to the Company to maintain the Registration Statement at such time or is in the best interests of the Company to suspend sales under the Registration Statement at such time (provided that the Company shall not so suspend the use of a prospectus for a period in excess of 90 Trading Days in any 365-day period);

(i) notify each Holder, promptly after it shall receive notice thereof, of the time when the Registration Statement has become effective;

(j) permit one special counsel for the Holders to review the Registration Statement and all amendments and supplements thereto, and any comments made by the staff of the Commission concerning such Holder and/or the transactions contemplated by this Agreement and the Stock Purchase Agreement and the Company’s responses thereto, within a reasonable period of time prior to the filing thereof with the Commission (or, in the case of comments made by the staff of the Commission, within a reasonable period of time following the receipt thereof by the Company);

(k) if requested by a Holder, (i) within three (3) Business Days of the request, incorporate in a prospectus supplement or post-effective amendment such information as a Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the Holder, number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(l) provide each Holder with such cooperation as such Holder shall reasonably request in order to effect the resale of the Registrable Securities by such Holder, including, but not limited to, causing the appropriate officers of the Company to be available for participation in a “road show”; provided, that the officers of the Company shall not be required to participate in more than one “road show” in connection with each Registration Statement.

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4. OBLIGATIONS OF EACH HOLDER.

In connection with the registration of Registrable Securities pursuant to any Registration Statement, each Holder shall:

(a) timely furnish to the Company such information in writing regarding itself and the intended method of disposition of such Registrable Securities as the Company shall reasonably request in order to effect the registration thereof;

(b) upon receipt of any notice from the Company of the happening of any event of the kind described in paragraphs 3(f), 3(g) or 3(h), immediately discontinue any sale or other disposition of such Registrable Securities pursuant to the Registration Statement until the filing of an amendment or supplement as described in paragraph 3(f), withdrawal of the stop order referred to in paragraph 3(g) or, if use of a prospectus has been suspended pursuant to paragraph 3(h), until the Holder is advised in writing by the Company that the then current prospectus may be used and the Holder has received notice of the filing of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus, and in each case use commercially reasonable efforts to maintain the confidentiality of such notice and its contents;

(c) to the extent required by applicable Law, deliver a prospectus to the purchaser of such Registrable Securities;

(d) upon request of the Company, notify the Company when it has sold all of the Registrable Securities held by it; and

(e) notify the Company in the event that any information supplied by such Holder in writing for inclusion in the Registration Statement or related prospectus is untrue or omits to state a material fact required to be stated therein or necessary to make such information not misleading in light of the circumstances then existing; immediately discontinue any sale or other disposition of such Registrable Securities pursuant to the Registration Statement until the filing of an amendment or supplement to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and use all commercially reasonable efforts to assist the Company as may be appropriate to make such amendment or supplement effective for such purpose.

5. INDEMNIFICATION.

In the event that any Registrable Securities are included in a Registration Statement under this Agreement:

(a) To the extent permitted by applicable Law, the Company shall indemnify and hold harmless each Holder, the officers, directors, employees, agents and representatives of such Holder, and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses (whether joint or several) (collectively, including reasonable legal expenses or other expenses reasonably incurred in connection with investigating or defending the same, “Losses”), insofar as any such Losses arise out of or are based upon (i) any untrue statement or alleged untrue

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statement of a material fact contained in the Registration Statement under which such Registrable Securities were registered, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Subject to the provisions of paragraph 5(c) below, the Company will reimburse such Holder, and each such officer, director, employee, agent, representative or controlling person, for any reasonable legal expenses or other out-of-pocket expenses as reasonably incurred by any such entity or person in connection with investigating or defending any Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be obligated to indemnify any person for any Loss to the extent (and only to the extent) that such Loss arises out of or is based upon (i) any disclosure or any omission or alleged omission (to state a material fact required to be stated therein or necessary to make statements therein not misleading) that is based upon or in conformity with written information furnished (or not furnished, in the case of an omission) by such person expressly for use in the Registration Statement or (ii) a failure of such person to deliver or cause to be delivered the final prospectus contained in the Registration Statement and made available by the Company, if such delivery is required by applicable Law.

(b) To the extent permitted by applicable Law, each Holder who is named in the Registration Statement as a selling stockholder, acting severally and not jointly, shall indemnify and hold harmless the Company, the officers, directors, employees, agents and representatives of the Company, and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any Losses to the extent (and only to the extent) that any such Losses arise out of or are based upon (i) any disclosure or any omission or alleged omission (to state a material fact required to be stated therein or necessary to make statements therein not misleading) that is based upon or in conformity with written information furnished (or not furnished, in the case of an omission) by such person expressly for use in the Registration Statement, or (ii) a failure of such Holder to deliver or cause to be delivered the final prospectus contained in the Registration Statement and made available by the Company, if such delivery is required under applicable Law. Subject to the provisions of paragraph 5(c) below, such Holder will reimburse any legal or other expenses as reasonably incurred by the Company and any such officer, director, employee, agent, representative, or controlling person, in connection with investigating or defending any such Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that, in no event shall any indemnity under this paragraph 5(b) exceed the net proceeds resulting from the sale of the Registrable Securities sold by such Holder under the Registration Statement.

(c) Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, promptly deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonably incurred fees and expenses of one such counsel for all indemnified parties to be paid by

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the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the delivery of notice of any such action, to the extent materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5 with respect to such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5 or with respect to any other action unless the indemnifying party is materially prejudiced as a result of not receiving such notice. No indemnifying party shall, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, and such settlement shall not include any admission as to fault on the part of the indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 5 is unavailable or insufficient to hold harmless an indemnified party for any reason, the Company and each Holder agree, severally and not jointly, to contribute to the aggregate Losses to which the Company or such Holder may be subject in such proportion as is appropriate to reflect the relative fault of the Company and such Holder in connection with the statements or omissions which resulted in such Losses; provided, however, that in no case shall such Holder be responsible for any amount in excess of the net proceeds resulting from the sale of the Registrable Securities sold by it under any Registration Statement. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company or by such Holder. The Company and each Holder agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 5, each person who controls a Holder within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of such Holder shall have the same rights to contribution as such Holder, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

(e) Neither party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

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6. REPORTS.

With a view to making available to each Holder the benefits of Rule 144 and any other similar rule or regulation of the Commission that may at any time permit such Holder to sell securities of the Company to the public without registration, the Company agrees to use all commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the Commission all reports required of the Company under the Exchange Act; and

(c) furnish to such Holder, so long as such Holder owns any Registrable Securities, upon written request (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, and (ii) to the extent not publicly available through the Commission’s EDGAR database, a copy of the most recent annual or quarterly report of the Company.

7. ASSUMPTION OF OBLIGATIONS. If the Company undergoes a transaction, including but not limited to a consolidation, merger, business combination or change of control, pursuant to which the Common Stock is exchanged for securities or a combination of securities and other property, the Company shall require, as a condition of such transaction, that the company issuing such securities assume all of the Company’s obligations under this Agreement such that such obligations become effective with respect to the securities received by all Holders in exchange for Common Stock unless (a) prior to the consummation of such transaction, all of the Registrable Securities have been sold pursuant to either the Registration Statement or Rule 144, or (b) in the reasonable opinion of counsel to the Holders, all of the Registrable Securities may be immediately resold to the public pursuant to an exemption from registration under the Securities Act, including Rule 144, following the consummation of such transaction.

8. MISCELLANEOUS.

(a) Further Assurances. The parties agree to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other parties to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

(b) Expenses of Registration. All reasonable expenses (other than underwriting discounts and commissions and the fees of the special counsel of the Holders) incurred in connection with the registrations, filings or qualifications described herein, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, the fees and disbursements of counsel for the Company, shall be borne by the Company.

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(c) Notices. Any notice, demand or request required or permitted to be given by the Company or a Holder pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a reputable overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

JetBlue Airways Corporation

118-29 Queens Boulevard

Forest Hills, New York 11375

Attn: General Counsel

Tel: (718) 286-7900

Fax: (718) 709-3631

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Attn: Peter D. Lyons, Esq.

Tel: (212) 848-7666

Fax: (212) 848-7179

If to the Purchaser:

Deutsche Lufthansa AG

Von-Gablenz-Strasse 2-6

50679 Köln

Germany

Attn: Nicolai von Ruckteschell

Tel: 49-69-696-91304

Fax: 49-69-696-91305

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue, NW

Washington, DC 20006

Attn: Stephen P. Doyle, Esq.

Tel: (202) 663-6000

Fax: (202) 663-6363

and if to a Holder other than the Purchaser, to such address as shall be designated by such Holder in writing to the Company.

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(d) Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable Laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

(e) Amendment; Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended or waived except pursuant to a written instrument executed by the Company and the Holders of at least two-thirds (2/3) of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder and the Company. The failure of any party to exercise any right or remedy under this Agreement or otherwise, or the delay by any party in exercising such right or remedy, shall not operate as a waiver thereof. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

(f) Assignment. Upon the transfer by a Holder of such number of Registrable Securities as equals at least 25% of the aggregate number of Shares issued to the Purchaser under the Stock Purchase Agreement, the rights of such Holder hereunder with respect to such securities so transferred shall be assigned automatically to the transferee thereof, and such transferee shall thereupon be deemed to be a “Holder” for purposes of this Agreement, as long as: (i) the Company is, promptly following such transfer, furnished with written notice of the name and address of such transferee, (ii) the transferee agrees in writing with the Company to be bound by all of the provisions hereof and in the Stock Purchase Agreement, and (iii) such transfer is made in accordance with the applicable requirements of the Stock Purchase Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. This Agreement, once executed by a party, may be delivered to any other party hereto by facsimile transmission or email transmission of a .pdf file.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named

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courts. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(i) Waiver of Jury Trial. In any action, suit or proceeding in any jurisdiction brought by any party against any other party, the parties each knowingly and intentionally, to the greatest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.

(j) Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

(k) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(l) Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(m) Entire Agreement. This Agreement, the Confidentiality Agreement and the Stock Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the Confidentiality Agreement and the Stock Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date first above written.

JETBLUE AIRWAYS CORPORATION
By:
Name:
Title:

DEUTSCHE LUFTHANSA AG
By:
Name:
Title:

By:
Name:
Title: